Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 1, 2025 (January 26, 2026, as to the effects of the stock split described in Note 17), relating to the financial statements of Once Upon a Farm, PBC appearing in Registration Statement No. 333-290577 on Form S-1 of Once Upon a Farm, PBC.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 9, 2026